Exhibit 99.1

United States Court of Appeals Affirms Limelight Networks® Does Not Infringe Akamai Patents

TEMPE, Ariz., 20 December 2010 – Limelight Networks, Inc. (NASDAQ: LLNW) today announced that the United States Court of Appeals for the Federal Circuit has affirmed a District Court grant of Limelight’s motion for judgment as a matter of law of noninfringement of Akamai’s ’703 patent and also has affirmed the District Court’s entry of judgment of noninfringement of Akamai’s ’645 and ’413 patents.

“We are pleased that the Federal Court has affirmed the District Court’s ruling. We have long maintained that we do not infringe the ’703 patent, and this ruling affirms that Limelight Networks respects the intellectual property of others, and that our growth and success have been achieved through the innovation of our founders and engineers. We look forward to continuing to provide our customers with innovative content delivery and value-added services as they migrate their businesses online and to the cloud,” stated Jeff Lunsford, chairman and chief executive officer, Limelight Networks, Inc.

Safe-Harbor Statement

This press release contains forward-looking statements concerning the company’s operations and use of acquired technology and intellectual property. Forward-looking statements are not guarantees and are subject to a number of risks and uncertainties that could cause actual results to differ materially including, risks associated with the integration of acquired business operations and other risks described in the company’s quarter report on Form 10Q and other periodic reports filed with the Securities and Exchange Commission. The Company assumes no duty or obligation to update or revise any forward-looking statements for any reason.

About Limelight Networks, Inc.

Limelight Networks, Inc. (NASDAQ: LLNW) provides solutions that enable business and technology decision makers to profit from the shift of content and advertising to the online world, the explosive growth of mobile and connected devices, and the migration of IT applications and services into the cloud. Over 1600 customers worldwide use Limelight’s massively scalable software services to engage audiences, enhance brand presence, analyze viewer preferences, optimize advertising, manage and monetize digital assets, and ultimately build stronger customer relationships. For more information, please visit http://www.limelightnetworks.com or follow us on Twitter at www.twitter.com/llnw.

Copyright (C) 2010 Limelight Networks, Inc. All rights reserved. All product or service names are the property of their respective owners

Media Contact:

Paul Alfieri of Limelight Networks, Inc.

+1-646-875-8835

palfieri@llnw.com